Consent of Independent Registered Public Accounting Firm

The Trustees and Shareholders
Lexington Realty Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-157860, 333-157859, 333-157858, 333-157857, and on Form S-8 (File No. 333-150958) of Lexington Realty Trust of our report dated February 26, 2010, with respect to the consolidated balance sheets of Net Lease Strategic Assets Fund L.P. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in  equity, and cash flows for the years then ended, and the related financial statement schedule as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Lexington Realty Trust.

(signed) KPMG LLP

New York, New York
February 26, 2010